Exhibit 99.1

Argan, Inc. Reports Fourth Quarter and Fiscal Year 2025 Results

March 27, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its fourth quarter and fiscal year ended January 31, 2025. The Company will host an investor conference call today, March 27, 2025, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	January 31,
For the Quarter Ended:	2025	2024	Change
Revenues	$232,474	$164,554	$67,920
Gross profit	47,613	23,633	23,980
Gross margin %	20.5%	14.4%	6.1%
Net income	$31,369	$12,018	$19,351
Diluted income per share	2.22	0.89	1.33
EBITDA	39,259	17,564	21,695
Cash dividends per share	0.375	0.300	0.075

	January 31,
For the Fiscal Year Ended:	2025	2024	Change
Revenues	$874,179	$573,333	$300,846
Gross profit	140,989	80,834	60,155
Gross margin %	16.1%	14.1%	2.0%
Net income	$85,459	$32,358	$53,101
Diluted income per share	6.15	2.39	3.76
EBITDA	113,500	51,338	62,162
Cash dividends per share	1.350	1.100	0.250

	January 31,
As of:	2025	2024	Change
Cash, cash equivalents and investments	$525,137	$412,405	$112,732
Net liquidity (1)	301,443	244,919	56,524
Share repurchase treasury stock, at cost	105,643	97,528	8,115
Project backlog	1,361,000	757,000	604,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Our fourth quarter performance continued the momentum we saw throughout fiscal 2025, providing a strong close to a year characterized by exceptional execution across all of our business segments. Power industry services reported particularly strong performance during the quarter, with revenue growth of approximately 65% to $196.9 million and gross margin of 21.3%. Overall, consolidated fourth quarter revenue grew 41% to $232.5 million with gross margin of 20.5% and we achieved net income of $31.4 million, or a record of $2.22 per diluted share, and EBITDA of $39.3 million.

“Backlog grew to $1.4 billion at January 31, 2025, and included full notices to proceed on a 700 MW combined-cycle natural gas project in the U.S. and a 300 MW biofuel power plant in Ireland. Following the close of the fourth quarter, we executed a signed contract for a 1.2 GW ultra-efficient natural gas-fired power plant project in Texas. As we kick off fiscal 2026, we are encouraged by the number of additional opportunities we’re seeing in the marketplace.

“As an energy-agnostic company with a proven track record of delivering high-complexity projects on time and within budget, Argan has earned a solid reputation across the markets we serve. The ongoing ‘electification of everything’ is creating extraordinary pressure on our power grids, while aging power infrastructure and nearly a decade of underinvestment in natural gas power facilities is driving unprecedented need for reliable, 24/7 sources of high quality energy. We believe our successful track record as a partner of choice in the construction of both natural gas and renewable power generating assets positions us very competitively in the current energy environment.

“We are energized by the strong pipeline of projects ahead as our industry prepares to establish the dependable energy resources necessary to power the reshoring of complex manufacturing operations, the growing amount of data centers and the increased use of EV charging. It’s important to note that the current buildout of power facilities is in its early stages, and that the combined cycle projects we take on typically have a duration of three to four years. With the volume of projects we’re seeing coming to market, we believe our runway for continued growth is substantial. Argan remains focused on leveraging our capabilities, financial flexibility and longstanding customer and industry relationships to drive continued growth as we pursue new opportuntities to build the energy infrastructure needed today, tomorrow and beyond.”

Fourth Quarter Results

Consolidated revenues for the quarter ended January 31, 2025 were $232.5 million, an increase of $67.9 million, or 41%, from consolidated revenues of $164.6 million reported for the comparable prior year quarter. The Company achieved increased revenues with heightened quarterly construction activities at several projects, including the 405 MW Midwest Solar Project; the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio; the Louisiana LNG Facility; and the Midwest Solar and Battery Projects. The overall increase in consolidated revenues between quarters was partially offset by decreased construction revenues associated with the Shannonbridge Power Project, the ESB FlexGen Peaker Plants and the Guernsey Power Station project, as those projects have been completed.

For the quarter ended January 31, 2025, Argan’s consolidated gross profit was $47.6 million, or 20.5% of consolidated revenues, reflecting profit contributions from all three reportable business segments. The consolidated gross margin for the quarter reflects the changing mix of projects, strong execution and certain positive job closeouts. Last year, during the fourth quarter ended January 31, 2024, gross profit was negatively impacted by a loss on the Kilroot project. Consolidated gross profit for the quarter ended January 31, 2024 was $23.6 million, or 14.4% of consolidated revenues.

Selling, general and administrative expenses increased by $3.0 million to $14.9 million for the quarter ended January 31, 2025, from $11.9 million in the comparable prior year quarter. However, as a percentage of revenues, these expenses declined to 6.4% in the fourth quarter of fiscal 2025 as compared to 7.2% in the fourth quarter of fiscal 2024.

Other income, net, for the three months ended January 31, 2025 was $6.0 million, which reflected income earned during the period on invested funds and bank balances in the total amount of approximately $5.5 million. During the quarter ended January 31, 2025, the Company recorded income tax expense of $7.3 million, primarily due to consolidated pre-tax book income of $38.6 million. For the comparable period last year, Argan recorded income tax expense of $5.0 million on pre-tax book income of $17.0 million.

For the quarter ended January 31, 2025, Argan achieved net income of $31.4 million, or $2.22 per diluted share, compared to $12.0 million, or $0.89 per diluted share, for last year’s fourth quarter. EBITDA for the quarter ended January 31, 2025 increased to $39.3 million compared to $17.6 million in the same quarter of last year.

Argan maintained a substantial total balance of cash, cash equivalents and investments during the quarter. The total balances were $525.1 million and $412.4 million as of January 31, 2025 and 2024, respectively. Balance sheet net liquidity was $301.4 million at January 31, 2025 and $244.9 million at January 31, 2024; furthermore, the Company had no debt.

Fiscal Year 2025 Results

Power Industry Services

Revenues from the power industry services business increased by 66.5%, or $276.8 million, to $693.0 million for the year ended January 31, 2025 (“Fiscal 2025”) compared with revenues of $416.3 million for the year ended January 31, 2024 (“Fiscal 2024”), largely due to an increase in construction activities at the Midwest Solar and Battery Projects, the Trumbull Energy Center, the 405 MW Midwest Solar Project and the Louisiana LNG Facility.  The revenues increase was partially offset by decreased construction activities associated with the Guernsey Power Station project, the ESB FlexGen Peaker Plants, the Shannonbridge Power Project and the Kilroot Project as those projects have concluded. Revenues from power industry services represented approximately 79.3% of consolidated revenues for Fiscal 2025. The project backlog amounts for the power industry services reportable segment as of January 31, 2025 and 2024 were $1.3 billion and $0.6 billion, respectively.

Industrial Construction Services

Revenues from industrial construction services increased by $24.8 million, or 17.4%, to $167.6 million for Fiscal 2025 compared with revenues of $142.8 million for Fiscal 2024. This segment represented approximately 19.2% of consolidated revenues for Fiscal 2025 and 24.9% of consolidated revenues for the prior fiscal year.

Consolidated Operating Results

Consolidated revenues for Fiscal 2025 were $874.2 million, an increase of $300.8 million, or 52.5%, from consolidated revenues of $573.3 million reported for Fiscal 2024.

For Fiscal 2025, consolidated gross profit increased to approximately $141.0 million, which represented a consolidated gross margin of 16.1%, compared to consolidated gross profit of $80.8 million, or consolidated gross margin of 14.1%, reported for Fiscal 2024. The gross profit percentage increased between periods primarily due to the changing mix of projects and contract types. Additionally, during Fiscal 2025 and 2024, gross profit was negatively impacted by a loss recorded on the Kilroot Project.

Selling, general and administrative expenses increased by $8.4 million to $52.8 million for Fiscal 2025, from $44.4 million in the comparable prior year period. However, as a percentage of revenues, these expenses declined to 6.0% from 7.7% between the periods.

Other income, net, for Fiscal 2025 was $23.0 million, which reflected income earned during the period on invested funds and bank balances of approximately $21.2 million, as the weighted average balances of investments are meaningfully higher this year.

The Company recorded income tax expense of $25.7 million for Fiscal 2025 primarily due to corresponding consolidated pre-tax book income of $111.2 million. For Fiscal 2024, consolidated pre-tax book income was $48.9 million and the income tax expense was $16.6 million.

For Fiscal 2025, Argan achieved net income of $85.5 million, or $6.15 per diluted share, compared to net income of $32.4 million, or $2.39 per diluted share, for last year’s comparable period. EBITDA for Fiscal 2025 was $113.5 million compared to $51.3 million in the same period of last year.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, March 27, 2025, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 966525.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/52121

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until April 10, 2025, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 52121. A replay of the webcast can be accessed until March 27, 2026.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and income tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot loss contract. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2025	2024	2025	2024

	(Unaudited)
REVENUES	$232,474	$164,554	$874,179	$573,333
Cost of revenues	184,861	140,921	733,190	492,499
GROSS PROFIT	47,613	23,633	140,989	80,834
Selling, general and administrative expenses	14,946	11,909	52,794	44,376
INCOME FROM OPERATIONS	32,667	11,724	88,195	36,458
Other income, net	5,965	5,253	23,009	12,475
INCOME BEFORE INCOME TAXES	38,632	16,977	111,204	48,933
Income tax expense	7,263	4,959	25,745	16,575
NET INCOME	31,369	12,018	85,459	32,358

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	(389)	(293)	(2,322)	(920)
Net unrealized (losses) gains on available-for-sale securities	(450)	1,346	(619)	199
COMPREHENSIVE INCOME	$30,530	$13,071	$82,518	$31,637

NET INCOME PER SHARE
Basic	$2.31	$0.90	$6.35	$2.42
Diluted	$2.22	$0.89	$6.15	$2.39

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,598	13,319	13,448	13,365
Diluted	14,135	13,548	13,906	13,548

CASH DIVIDENDS PER SHARE	$0.375	$0.300	$1.350	$1.100

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	January 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145,263	$197,032
Investments	379,874	215,373
Accounts receivable, net	175,808	47,326
Contract assets	28,430	48,189
Other current assets	51,925	39,259
TOTAL CURRENT ASSETS	781,300	547,179
Property, plant and equipment, net	14,463	11,021
Goodwill	28,033	28,033
Intangible assets, net	1,826	2,217
Deferred taxes, net	552	2,259
Right-of-use and other assets	10,053	7,520
TOTAL ASSETS	$836,227	$598,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$97,297	$39,485
Accrued expenses	83,319	81,721
Contract liabilities	299,241	181,054
TOTAL CURRENT LIABILITIES	479,857	302,260
Noncurrent liabilities	4,513	5,030
TOTAL LIABILITIES	484,370	307,290

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,634,214 and 13,242,520 shares outstanding at January 31, 2025 and 2024, respectively	2,374	2,374
Additional paid-in capital	168,966	164,183
Retained earnings	292,698	225,507
Treasury stock, at cost – 2,194,075 and 2,585,769 shares at January 31, 2025 and 2024, respectively	(105,643)	(97,528)
Accumulated other comprehensive loss	(6,538)	(3,597)
TOTAL STOCKHOLDERS’ EQUITY	351,857	290,939
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$836,227	$598,229

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	January 31,
	2025	2024
Net income, as reported	$31,369	$12,018
Income tax expense	7,263	4,959
Depreciation	529	489
Amortization of intangible assets	98	98
EBITDA	$39,259	$17,564

	Fiscal Year Ended
	January 31,
	2025	2024
Net income, as reported	$85,459	$32,358
Income tax expense	25,745	16,575
Depreciation	1,905	2,013
Amortization of intangible assets	391	392
EBITDA	$113,500	$51,338